EXHIBIT 21

NAME	JURISDICTION OF INCORPORATION
Bronto Skylift Holding OY	Finland
Bronto Skylift Oy Ab	Finland
Elgin Sweeper Company	Delaware
E-ONE Canada Corp.	Nova Scotia, Canada
Federal APD Incorporated	Michigan
Federal Signal Credit Corporation	Delaware
Federal Signal Environmental Products China (HK) Ltd	Hong Kong
Federal Signal of Europe B.V.	Netherlands
Federal Signal Safety Products (Shanghai) Co. Ltd.	China
Federal Signal Tool (Asia Pacific) Ltd.	Hong Kong
Federal Signal Tool (Dongguan) Company Ltd.	China
Federal Signal U.K. Holdings, Ltd.	United Kingdom
Federal Signal VAMA, S.A.	Spain
Guzzler Manufacturing, Inc.	Alabama
FS Depot, Inc.	Wisconsin
FS Depot ULC.	Alberta, Canada
IEES B.V.	Netherlands
Jetstream of Houston, Inc.	Delaware
Jetstream of Houston, LLP	Texas
Pauluhn Electric Mfg. Co. Inc.	New York
Pauluhn Electric Manufacturing, LLP	Texas
Pauluhn Inc.	Alberta, Canada
P.C.S. Company	Michigan
PIPS Technology Inc.	Tennessee
PIPS Technology Limited	United Kingdom
Ravo BV	Netherlands
Ravo Italia SRL	Italy
Ravo Kommunalfahrzfuge GmbH	Germany
Vactor Manufacturing, Inc.	Illinois
Victor Industrial Equipment PTY Ltd.	South Africa
Victor Products Limited	United Kingdom
Victor Products USA Incorporated	Delaware